Exhibit 10.1

The Leaders Bank	V 630 572 LEAD	John J. Prosia
2001 York Road	F 630 572 4979	Executive Vice President
Oak Brook IL 60523	leadersbank.com	jprosia@leadersbank.com

Dr. Michael Flavin

Chief Executive Officer

Advanced Life Sciences Holdings, Inc

1440 Davey Rd.

Woodridge, IL. 60517-5037

May 6, 2010

Dear Dr. Flavin:

The Leaders Bank (“Lender”) has approved the following changes and amendments to the existing Credit Facility extended to Advanced Life Sciences, Inc. secured by business assets and by other collateral as hereinafter set forth in form satisfactory to Lender’s counsel and subject to the usual terms, conditions, and remedies contained in Lender’s customary loan documents and subject to the following terms and conditions.

Borrower:	Advanced Life Sciences, Inc.

Total Facility:	The facility reduced from $10 million to $8.5 million immediately, then to be reduced to $7 million on or before July 1, 2010 and to $6 million on or before April 1, 2011

Collateral:	All existing business assets of the Borrower including but not limited to intellectual property patents, inventory and accounts.

Maturity:	Extended from January 1, 2011 to January 1, 2012

Repayment:	Interest Only, Monthly with the principal balance of the commitment to be reduced by $1.5 million on or before 7-1-10 and $1 million on or before 4-1-2011.

Interest Rate:	The interest rate shall increase from 8.5% fixed to 10% fixed.

Guarantees:

Advanced Life Sciences Holdings, Inc. secured by its assets and the unsecured Personal Guarantee of Dr. Michael Flavin. Dr. Flavin’s Personal Guarantee will be released upon receipt of the July 1, 2010 principal reduction

Closing Fee:	None

Other Expenses:	Borrower agrees to pay all reasonable costs and out of pocket expenses incurred in connection with preparation, negotiation, and execution of the documentation evidencing these changes.

Warrants:

Borrower agrees to issue to lender 1,000,000 common stock warrants with 500,000 priced and issued upon execution of the loan documents and the remaining 500,000 to be priced and issued 12 months from execution of the loan documents.

Commitment Acceptance:

Subject to the terms and conditions stated herein, the Commitment is an offer that may be accepted by you until May 31, 2010. Acceptance shall be signified by executing and returning to Lender a copy of this Commitment on or before May 15, 2010 and no other form of acceptance will be effective.

Sincerely,

/s/ John J. Prosia
John J. Prosia
Executive Vice President

Accepted this 6th day of May, 2010.

Advanced Life Sciences Holding, Inc.

By:	/s/ Michael Flavin
Dr. Michael Flavin, CEO